Exhibit 99.2

OPTICAL CABLE CORPORATION

Second Quarter Financial Results Conference

June 14, 2006, 10:00 a.m. ET

Chairperson: Neil Wilkin

Operator	Good morning, ladies and gentlemen, and thank you for standing by. Welcome to the Optical Cable second quarter earnings conference call. At this time all participant lines have been placed in a listen-only mode. Following today’s presentation instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star followed by the zero and a conference operator will assist you. As a reminder, this conference is being recorded Wednesday, June 14, 2006.

At this time I’d like to turn the presentation over to Marilynn Meek with the Financial Relations Board. Please go ahead, ma’am.

M. Meek	Thank you. Good morning and thank you all for participating on Optical Cable Corporation’s Fiscal 2006 Second Quarter conference call. By this time, everyone should have obtained a copy of the earnings release. However, if you haven’t, please call my office at the Financial Relations Board at 212-827-3746 and we’ll fax or email a copy to you immediately.

On the call with us today is Neil Wilkin, Chairman of the Board, President and Chief Executive Officer of Optical Cable Corporation, as well as other members of senior management.

Before we begin I’d like to remind everyone this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors including but not limited to those factors set forth in detail in the forward-looking statements section of yesterday’s press release. These cautionary statements apply to the contents of the internet webcast on www.earnings.com as well as today’s call.

I’d like to now turn the call over to Neil Wilkin. Neil, please begin.

N. Wilkin	Thank you, Marilynn, and good morning everyone. Joining me here today at Optical Cable Corporation’s offices are Tracy Smith, our Chief Financial Officer, and Luke Huybrechts, our Senior Vice President of Operations. We will begin with a few introductory remarks. We will then briefly review the financial results for the second quarter of fiscal year 2006 in additional detail and after some closing remarks we will answer as many of your questions as we can.

During the second quarter and the first half of our 2006 fiscal year, net sales and gross profit margins decreased when compared to the same periods last year. These were partially offset by decreases in SG&A expenses. As a result, we have posted a net loss during the second quarter and the first half of fiscal 2006.

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These financial results are disappointing, particularly after four straight years of annual net income growth. However, the fact that we have experienced two down quarters this year does not alter the soundness of our basic long-term strategy.

We believe two major factors contributed to the decreases in net sales and gross profit margins during the second quarter. First, a decrease in sales in certain of our specialty markets which typically have relatively higher gross profit margins, and second, operational inefficiencies that we believe are the result of the short-term effects of the implementation of new business processes and system changes that we began to implement during the first quarter of fiscal 2006.

Despite lower sales in certain of our specialty markets during the second quarter and the first half of 2006, we experienced an increase in net sales in our commercial market with relatively lower gross profit margins compared to the same periods last year. Net sales outside of the United States have also been strong so far this year and during the second quarter we saw our net sales sequentially increase 13.9% when compared to the first quarter of the year. Further, we believe our market share has increased slightly during the first calendar quarter of 2006.

The new business processes and system changes that we are implementing while creating what we believe to be short-term negative impacts on operational efficiency are designed to ultimately provide better production scalability and better customer service. We continue to take the actions which we believe are necessary to support future growth, creating capabilities and an organization that will support substantially higher sales and earnings over the long-term.

As you know Optical Cable Corporation, like a number of other companies, does not provide specific earnings guidance. Fiscal 2006 demonstrates why it is difficult to provide such guidance. Sales can vary from quarter-to-quarter due to fluctuations in market segment demand and project timing among other factors. Product mix sold can significantly affect gross margins as well.

What we know is that Optical Cable Corporation continues to be positioned well relative to its competitors in the enterprise fiber optic cable market and that we continue to take the steps we believe will make our business stronger and more scalable over the moderate to long-term. The issues that we have been dealing with so far this year will not be resolved overnight but we believe Optical Cable will emerge from this period stronger than ever. We have taken and will continue to take steps we believe will increase sales and we have taken and will continue to take steps we believe will increase gross profit margins.

SG&A expenses have decreased despite an expected $285,000 severance charge during the second quarter, and we have appropriately reduced employee incentives based on the results to date.

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Now, let’s review some specifics regarding our financial results.

For our second quarter of fiscal 2006 we reported a net loss of $309,000, or 5 cents per basic and diluted share, compared to net income of $364,000, or 6 cents per basic and diluted share for the same period last year. On a year-to-date basis we reported a net loss of $529,000, or 9 cents per basic and diluted share for the first half of fiscal 2006 compared to net income of $586,000, or 10 cents per basic and diluted share for the same period last year. The change was primarily due to the decrease in net sales and gross profit margin in the second quarter and the first half of fiscal year 2006, partially offset by the decrease in SG&A expenses in the second quarter and the first half of 2006 compared to the same periods in 2005.

Net sales decreased 3.2% to $11.2 million for the second quarter of fiscal 2006 compared to $11.6 million for the same period last year. However, net sales sequentially increased $1.4 million, or 13.9% during the second quarter when compared to the first quarter of fiscal 2006. Net sales for the first six months of fiscal 2006 decreased 7.2% to $21.1 million from $22.7 million for the same period in fiscal 2005.

A number of factors contributed to the decrease in net sales in the second quarter as well as the first half of fiscal 2006. While we experienced an increase in net sales in what we call our commercial market compared to the same periods last year, this increase was more than offset by decreases in net sales for certain of our specialty markets. Further, net sales to customers outside the United States showed substantial strength during the second quarter of fiscal 2006, compared to the same period of last year while net sales to customers in the United States decreased due to lower sales in those certain specialty markets.

Despite the decrease in overall net sales we believe our market share, based on fiber volume of multi-mode, fiber optic cable produced in North America, slightly increased during the first calendar quarter of 2006. We believe these product sales patterns are a result of a number of factors including the timing of projects and other factors affecting product demand in certain specialty markets and relatively consistent growth in our commercial market. Additionally, we have taken steps we believe appropriate to improve our position in all of our targeted market segments.

Also during the second quarter of fiscal 2006, we continued the implementation of business process and system changes in connection with our new ERP system and certain other initiatives. Those changes, to some extent, adversely impacted our production efficiency as we continue to transition to new systems and processes. As expected, we continue to experience what we believe to be a temporary increase in manufacturing lead times during the second quarter which likely contributed to lower net sales during the second quarter.

We have identified and corrected a number of the issues impacting our manufacturing lead times and manufacturing efficiencies by the end of the second quarter; however, of course, we cannot be certain of the impact on net sales during the second half of the year. We continue to work towards

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improving operational efficiency and optimizing our systems through a number of initiatives. We believe our process and system changes ultimately will improve the scalability of our systems and therefore our ability to better handle increased production volume, improve our plant efficiency and improve our customer service.

During fiscal year 2005 we did not experience the same seasonal patterns in net sales as we experienced in fiscal years 2004, 2003, and as previously expected, during fiscal year 2005. Specifically, we typically expect net sales to be relatively lower in the first half of each year and relatively higher in the second half of each fiscal year. As we saw during fiscal year 2005, the effect of the seasonality patterns can be altered by the timing of larger projects. We continue to evaluate whether typical seasonality patterns are a factor impacting our net sales during fiscal 2006.

Gross profit margin or gross profit as a percentage of net sales decreased to 30.3% for the second quarter of 2006 from 40.7% for the same period last year. By comparison, gross profit margin was 33.4% in the first quarter of 2006. Gross profit margin decreased to 31.7% for the first six months of fiscal 2006 compared to 41.0% for the same period in fiscal 2005.

We believe the decrease in gross profit margin during the second quarter and the first half of 2006 resulted in part from the sale of a mix of products with lower margins. Our gross profit margin percentages are heavily dependent on product mix on a quarterly basis and may deviate from expectations based on both anticipated and unanticipated changes in product mix. Additionally, and as previously mentioned, during the second quarter and the first half of fiscal year 2006, we experienced what we believe to be temporary short-term effects of the implementation of process and system changes that are designed to ultimately provide better production scalability and better customer service.

We continue to evaluate to what extent the gross profit margin results during the second quarter and first half of fiscal 2006 are indicative of expected results for the remainder of the year.

SG&A expenses decreased 5.9% to $3.9 million in the second quarter of 2006 from $4.1 million for the same period last year. SG&A expenses as a percentage of net sales were 34.6% in the second quarter of 2006 compared to 35.6% in the second quarter of 2005.

On a year-to-date basis, SG&A expenses decreased 9.8% to $7.5 million in the first half of 2006 from $8.4 million for the same period last year. SG&A expenses as a percentage of net sales were 35.7% for the six months ended April 30, 2006 compared to 36.8% for the same period in 2005.

The decrease in SG&A expenses during the second quarter of fiscal 2006 compared to the same period last year was primarily due to decreased employee compensation costs and decreased professional fees despite an expected $285,000 severance charge. The decrease in SG&A expenses during the first half of 2006 compared to the same period last year was also due to decreased employee compensation costs, decreased professional fees, and other factors.

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Compensation costs have decreased when comparing the second quarter and the first half of fiscal 2006 to the comparable periods in fiscal 2005, largely as a result of decreases in commissions as net sales have decreased and decreases in employee incentives due to the fact that our financial results were less favorable than planned. The decreases in compensation costs were partially offset by an increase in severance expenses totaling approximately $285,000 before tax effects associated with certain changes implemented during the second quarter. Decreases in legal and professional fees were largely due to the timing of when certain costs were incurred.

We experienced reduced costs associated with quality certification fees in the first half of 2006 when compared to the same period last year primarily due to non-recurring fees incurred in fiscal 2005 related to our efforts throughout the year, and the ultimate achievement of certain qualifications and certifications.

We continue to monitor all of our expenses, including SG&A, in order to keep costs down, while at the same time accomplishing our goal to build the company for future growth.

As of the end of the second quarter we had outstanding bank debt of approximately $427,000 on our bank line of credit, and a total of $7.8 million available. In March, prior to the expiration of our original credit facility, we reached an agreement with our bank to amend and restate the terms of our original credit facility. The amended and restated agreement expires in April 2008; however, we are engaged in active discussions with both our bank and other financial institutions to replace our credit facility with a new facility containing terms we believe to be more appropriate for our current financing needs.

In closing, Optical Cable is continuing to be on a path towards targeting market segments where our products are particularly well suited and deploying the resources, both infrastructure and personnel, we believe necessary to ensure Optical Cable consistently delivers outstanding products and value to our customers. Despite a disappointing second quarter, we believe the fundamentals of Optical Cable’s business remain sound.

The company’s management team will continue to focus on taking steps and considering options to improve financial performance over both the short- and long-term. We have substantial work ahead, but we are quite optimistic about our prospects, our opportunities, and our ability to create significant shareholder value.

The company is well positioned in the market. We are the second largest supplier of multi-mode fiber optic cable in North America and the premiere manufacturer of land tactical fiber optic cable for the U.S. military. We believe our product line is broader than our competitors, as OCC is willing to design and manufacture specialty products our competitors are unable or unwilling to supply.

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We continue to make capital investments in improved systems and processes designed ultimately to provide better production scalability and better customer service.

And we are very positive about our ability to grow our business and shareholder value over the longer term.

Now, we are happy to answer as many of your questions as we can. Marilynn, if you could please indicate or have the operator indicate the instructions for participants to call in their questions, I would appreciate it.

M. Meek	Thank you, Neil. As a reminder, we are taking questions only from analysts and fund investors. Also in the interest of time, we ask each person wishing to ask a question to ask only two questions and then go back into the queue. If there is time following we will take additional questions.

Operator, can you give the dialing instructions, please?

Operator	Thank you. Ladies and gentlemen, at this time we will begin the question and answer session. If you would like to ask a question please press the star followed by the one on your pushbutton phone. If you would like to decline from the polling process, please press the star followed by the two. You will hear a three tone prompt acknowledging your selection and your questions will be polled in the order they are received. We do ask that if you are using speaker equipment you please lift your handset before pressing the numbers. One moment please for the first question.

Our first question comes from Adam Wenck with Polynous Asset Management. Please go ahead.

K. Wenck	I think it’s Kevin Wenck. Good morning, Neil.

N. Wilkin	Good morning, Kevin. How are you?

K. Wenck	Good. The first question would be I think I’d like some more detail as to what has been changed in the selling and marketing area. Maybe I am just looking at this from my own unique perspective, but last year you appeared to be doing okay selling and marketing your products. This year you’re not. But this year you’re implementing changes which I guess makes sense but it almost looks like the timing of this is—whatever changes you’ve implemented in the short term anyway—have caused the sales of your products to be less effective.

Maybe you can give us some more details as to what’s going on there, how you were configured, how you’re now configured and so forth?

N. Wilkin	I’m happy to do that. Actually the changes we made were made after the first quarter in which we had a fairly substantial down period in sales. We did see our sales recover in the second quarter as you know. The changes were a couple of things.

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As we previously announced, Charlie Carson retired and is no longer with Optical Cable Corporation. We’ve done a couple of other things. We’ve made some changes in our international sales team and as a result, during the first quarter we saw mainly increases in international sales resulting from a couple of large orders, one specifically that I’m thinking about and in the second quarter we saw that continued high level of international sales despite the fact that there weren’t any similar types of large orders that occurred in the second quarter.

And so, the changes that we’ve implemented I think had the desired effect in the second quarter. What has not yet happened and quite frankly in certain of our specialty market segments that were down in the first quarter, we saw relative increases in the second quarter. Some of the other changes that we made were that we reorganized, under one individual, certain of our marketing and sales functions on the specialty cable side and that has allowed us to focus more on those markets. We have had some bumps in those specialty markets which includes really the harsh environment area and also includes military sales but we believe that we’ve taken the right steps there that over the longer term we’re going to see those sales increase.

K. Wenck	How many total salespeople do you have at this point versus let’s say two quarters ago and what has been the turnover in the sales force since let’s say two quarters ago?

N. Wilkin	There hasn’t been significant turnover and I don’t have the precise number of salespeople currently but we’re about at the same number, maybe up a couple or maybe down a couple from what we were a couple of quarters ago. For example, we made a change in our European sales responsibility, our European sales manager. When that change was made we put a new person in place right away. We made a change in the Asian sales representative that we had in place there and we have a new person who’s coming on line right now to replace that person that was moved out. We have had a couple of people who have left, not at our request, but we have a number of changes that we’ve made that have been at the request of the company and we view as positive changes.

K. Wenck	When you say not significant, I mean is not significant to you let’s say 10% or less of the sales force or is it 25% or less of the sales force?

N. Wilkin	I’m saying two or three. When you’re saying the number of folks that have changed, it’s been about four or five people out of a total of approximately 40.

K. Wenck	Thanks for that. Then the second question is on the gross margin changes which you say is from business mix. Just in my experience these are pretty significant gross margin changes in general and especially attributable to mix. I mean are there certain products that you’re discounting significantly, that you have more inventory than you’d like of them or do you want to maintain your positioning with the customer? Could you give us some more detail there. In a year gross margins have gone from 40 to 30.

N. Wilkin	I’m happy to give you some additional detail. I think that really what’s impacting gross profit margins are two things. One is product mix and the

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second is some of the inefficiencies that manifest themselves in operations as we implemented new systems and processes into the manufacturing operations. We believe that a number of those issues on the manufacturing operation efficiency issue have been resolved as of the end of the second quarter. Not all of them have been but we’ve made significant advancements in identifying the problems that we had after the end of the first quarter and making corrections during and through the end of the second quarter that hopefully we’ll see the benefit of in the second half of the year.

Specifically with respect to product mix sales, we sell a whole host of products, probably the broadest range of anyone in the enterprise fiber optic cable space in the market. Some of those products, because they’re targeted to special uses with less competition and where we’re particularly well positioned, our margins tend to be higher and more normalized levels. On the commercial side, there’s more of a chance that you have other competitors in there, and some of our competitors quite frankly, are very focused on price competition and are more so than probably is appropriate but that’s one thing that we deal with on the commercial side.

With respect to inventory levels and pricing, we haven’t seen a lot of discounting. Obviously we always try to make sure that we get every sale that we can but if you look at last first quarter versus second quarter or the first half of this year versus last year, we have not seen a lot of downward price pressure on a per fiber meter basis and so I don’t think that it’s generally a price issue so much as it is a sales mix issue where there are certain products in certain markets where our products are required and specified where margins tend to be higher than in commercial markets where there seems to be more cost competition and there’s less differentiation among products.

K. Wenck	That’s helpful, thanks.

N. Wilkin	It’s hard for us to completely separate the effects of those two factors, the product mix and the production efficiency given the state of our management information systems. But that’s one of the reasons why we decided to start an ERP implementation, to provide better information and better decision making with respect to those exact things. The fact that we’ve experienced some difficulty in the first half of this year relative to that implementation doesn’t make that the wrong thing to do. In fact if anything, it highlights how important it is to have those information systems in place so that we can make better decisions.

K. Wenck	Okay, a brief follow up on that if I could. Because of the mix changes that have happened and because of changes you’re making in information systems and manufacturing processes, are you over-inventoried on certain products at this point? The inventories do look like they’re maybe a little bit higher than you would like.

N. Wilkin	They are and when the 10-Q is filed, Kevin, you should take a look at that and compare first quarter to second quarter as well as second quarter to year end. And what you’ll find is that the main part of the fluctuation that you’re seeing in the press release relates to raw materials and work in process and

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actually much more heavily weighted on the raw materials so a lot of that has to do with timing.

With respect to finished goods, we’re only slightly up in dollars compared to Q1 and are relatively steady compared to Q4. We have a inventory process for finished goods where we specifically inventory certain products that we want to have available to our customers as they call in and then we have a whole host of other products that are essentially made to order. And so we monitor inventory carefully.

We’re currently undergoing some discussions as to whether or not there may be opportunity to make some adjustments to inventory but right now while there may be a slight decrease in finished goods inventory going forward, if we decide to do that on a plan basis I’m comfortable that inventory is about at the right level. It might go down slightly but will not need to go up relative to the levels we saw at the end of Q2 in the finished goods area.

K. Wenck	Okay, thanks for you answers, Neil.

N. Wilkin	You’re more than welcome.

Operator	Thank you ladies and gentlemen, if there are additional questions at this time please press the star followed by the one on your pushbutton phone. And as a reminder, if you’re using speaker equipment you will need to lift the handset before pressing the numbers. One moment for the next question please.

Operator	Thank you. Management, at this time we appear to have no additional questions in the queue. I’ll turn the conference over to you for any further remarks.

N. Wilkin	Thank you. I appreciate everyone joining us on the call today. I appreciate your interest in Optical Cable Corporation as well as your patience with us recognizing that OCC is not focused on short term maximization of net income but on positioning the company over the longer term in a way that’s going to create value for the shareholders, what we believe to be more value for the shareholders than if we took a short term approach of maximizing that income in the short term. Thank you for your time and for your support.

Operator	Thank you, management. Ladies and gentlemen, at this time we will conclude today’s conference call. If you would like to listen to the replay of the presentation, please dial 1-800-405-2236 or 303-590-3000 with access code 11063518. As a reminder, please dial 1-800-405-2236 or 303-590- 3000 with access code 11063518. We thank you for your participation on today’s program. At this time we will conclude. You may now disconnect and please have a pleasant day.

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